Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Sono Group N.V.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Sono Group N.V., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rules 5101, 5110(b), and IM-5101-1. The Company was notified of the Staff determination on July 12, 2023 and its shares securities were suspended on July 21, 2023.
On July 18, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications
Hearings Panel (Panel) pursuant to Rule 5815.
On October 13, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. Based on the Company failure to meet the terms of the exception, on December 11, 2023, the Panel issued a final decision denying the Company continued listing. The
Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on January 25, 2024.